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AETNA LIFE AND CASUALTY COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                   6 Months Ended
(Millions)                         June 30, 1994   1993         1992        1991        1990        1989
                                   ______________  ____         ____        ____        ____        ____


Pretax income (loss) from
 continuing operations...........  $  244.6        $(1,147.4)   $ (121.4)   $  243.5    $  459.6    $  663.8

Add back fixed charges............     85.8            171.0       194.3       221.5       229.0       211.6
Minority interest................       2.9              7.0         8.6         5.9         4.9        (1.9)
                                   ________        _________    ________    ________    ________    ________

   Income (loss) as adjusted.....  $  333.3           (969.4)   $   81.5    $  470.9    $  693.5    $  873.5
                                   ________        _________    ________    ________    ________    ________
                                   ________        _________    ________    ________    ________    ________

Fixed charges:
  Interest on indebtedness.......  $   45.0             77.4    $   81.4    $  110.9    $  119.9    $  113.2
  Portion of rents representative
   of interest factor............      40.8             93.6       112.9       110.6       109.1        98.4
                                   ________        _________    ________    ________    ________    ________

   Total fixed charges...........  $   85.8            171.0       194.3       221.5       229.0       211.6
                                   ________        _________    ________    ________    ________    ________
                                   ________        _________    ________    ________    ________    ________

Preferred stock dividend
 requirements....................         -                -           -           -           -    $    3.9
                                   ________        _________    ________    ________    ________    ________

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $   85.8            171.0    $  194.3    $  221.5    $  229.0    $  215.5
                                   ________        _________    ________    ________    ________    ________
                                   ________        _________    ________    ________    ________    ________

Ratio of earnings to fixed
 charges.........................      3.88            (5.67)       0.42        2.13        3.03        4.13
                                   ________        _________    ________    ________    ________    ________
                                   ________        _________    ________    ________    ________    ________

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................      3.88            (5.67)       0.42        2.13        3.03        4.05
                                   ________        _________    ________    ________    ________    ________
                                   ________        _________    ________    ________    ________    ________

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